 Sino Agro Food Inc. 8-K

 Exhibit 99.1

Slide1 – Sino Agro Food, Inc. (OTCBB: SIAF.OB)

Slide2 - Moderator

Welcome to Sino Agro Food, Inc.’s Annual Financial Results Conference Call for the fiscal year ended 2011. During this call, Mr. Solomon Lee, the Chief Executive Officer and Chairman for Sino Agro Food, will provide shareholders with an overview of results from operations in 2011 and guidance for 2012. Following comments by our CEO, the lines will be open for a question and answer session.

I would now like to introduce the Chairman and CEO of Sino Agro Food Incorporated, Mr. Solomon Lee.

Slide 3 - Solomon

Thank you for attending today's conference call. I will briefly go over the major operational and financial highlights of 2011 as well as provide operational and financial guidance for 2012. Afterwards I will gladly take any questions on what has been discussed or any other matters that investors and shareholders might have. I will keep the presentation short so that we will have more time for questions and answers. Our annual report filed with the SEC has a very detailed account of both our operational as well as financial results for the year 2011 and I encourage investors and shareholders to review the information within the annual report.

Slide 4 - In 2011, total revenues increased by 28% to $51.8 million dollars. We reorganized our operations to focus on our beef cattle and fishery operations. We reduced our long term debt to zero to provide us a strong base to expand from. We signed four new fishery and one beef cattle consulting and servicing contracts. These efforts resulted in an increase in earnings per share of 178% to $0.39 cents a share.

Slide 5 - The divestment of our dairy operations gave us the working capital needed to acquire additional land holding rights. The dairy industry in China was not fundamentally sound, so the trade off was the acquisition of an additional 2,900 acres of land to help expand our beef, fishery and plantation operations. Our beef cattle operations begin selling cattle in 2011 and we sold 600 head of cattle. Our HU plantation produced some 40 million pieces of flowers which was lower than the expected harvest, but still was an improvement over 2010. We also opened a first class steak house in HaungYaun adjacent to our cattle operations and patrons have had very positive feedback.

Slide 6 - Next up we will discuss the financial results for 2011

Slide 7 - We improved our balance sheet in 2011 adding some $44 million dollars in total assets. At the end of 2011 we had $1.4 million in cash, $4.4M in inventories, $14.8M in deposits and prepaid expenses and $27.5M in accounts receivable. We also reduced our long term debt to zero. Our total liabilities stood at $16.4M.

Slide 8 - Our revenue increased by 28% to $51.9 million, gross profit was $24,9 million with net income of $25.9 million. Our basic EPS was $.43 representing a 168% increase over 2010 and our diluted EPS was $.39 or a gain of 178% over 2010.

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Slide 9 - Our fishery operations made up the bulk of revenue in 2010 contributing some 51% to the Company's revenue at $26.4 million. Our second largest segment was beef sales which came in at 29% of total revenue or $15.2 million. Our plantation operations made up the third largest segment at 12% or $6.1 million dollars. Our cattle farming and servicing operations came in at 8% or $4.2 million with fertilizer sales just under 1%; With the majority of our fertilizer and feedstock sales being internal.

Slide 10 - We continue to maintain a strong compound annual growth rate of 26% over the past 5 years since first going public.

Slide 11 - Our net income growth has followed at a compound annual growth rate of 50%.

Slide 12 - Now it is time to discuss guidance for 2012. I believe 2012 will be a pivotal year for the Company. In the fourth quarter of 2012 we expect to begin making the transition into a fully integrated food producer in China with the launch of our distribution chain and retail outlets.

Slide 13 - In 2012, management will focus on increasing production, marketing and distribution of our fish products. Starting in the second quarter we expect to bring online one fishery operation every quarter through the remainder of the year. We are also anticipating on signing two new additional fishery contracts in 2012 bringing the total to 6 modern recirculating aquaculture system operations in China that have adopted our A-Power technology.

Slide 14 - For our beef operations, we are expecting to complete a manufacturing plant to produce our exclusive proprietary enzymes for feedstock and fertilizer operations as well as outside sales. We will be introducing abattoir and boning facilities in the fourth quarter in order to process our beef into value added products. Our most recent cattle farm in Linli which was completed in mid 2011 is expected to begin manufacturing and selling organic and mixed fertilizers starting in the third quarter and will start generating sales from beef cattle in the fourth quarter. We are also expecting to add two new additional beef cattle farms by the end of the third quarter.

Slide 15 - Our HU operations will benefit from a new value added processing facility that is being constructed on site to provide a variety of pickled and processed HU flowers. We anticipate that our Asparagus operations will commence in the fourth quarter after finalizing the proper permits. We will also begin to green house a portion of our HU plantation to determine its impact on operations before deciding on green housing the entire operation.

Slide 16 - 2012 will mark the first year we begin major expansion in our marketing and distribution networks with the launch of our first retail outlets in the fourth quarter. Our "Green life and Natural" brand chains are expected to begin offering franchises in late 2012. We will also be constructing cold storage and distribution centers as well as launching both value added beef and seafood products which will be sold through our franchised chains.

Slide 17 - In addition to the launch of our first franchised retail chains, we have also launched an import and export trading division which has already gotten underway in the first quarter. We have also begun

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selling wholesale seafood and seafood products in the first quarter. We are also expecting to begin wholesaling of our processed fertilizer and fertilizer byproducts in the second quarter.

Slide 18 - Now it's time to discuss our financial guidance for 2012.

Slide 19 - We are expecting some substantial investment into our operations in 2012. The majority of this investment will come from internally generated revenues. The remaining will be financed using bank financing, loans from suppliers and advances from joint venture partners.

Slide 20 - We are guiding revenue for 2012 at $145 million dollars. We estimate that earnings will come in at $56 million dollars with basic EPS of $0.68 cents per share. We expect our net tangible assets to grow to $215 million with a book value per share of $3.05 dollars. Our debt to equity ratio is expected to remain low for 2012.

Slide 21 - Our expected Corporate actions to be undertaken in 2012 include forming an independent board of directors as required by most senior exchanges, forming an audit committee, improve governance and internal controls. We will also begin due diligence and prepare for an application to a senior exchange, however an actual application may not take place until 2013. Upon becoming listed on a senior exchange, the Company will explore additional foreign listings. Lastly we intend to increase awareness among institutional investors.

Slide 22 - I would now like to take this time to answer any questions shareholders and investors might have.

Moderator. (Standard Q&A format)